Exhibit 5.1

April 7, 2021

The Descartes Systems Group Inc.
120 Randall Drive
Waterloo, Ontario
N2V 1C6

RE:     The Descartes Systems Group Inc. – Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel for The Descartes Systems Group Inc. (the “Company”), a company continued under the Canada Business Corporations Act, in connection with the preparation and filing under the United States Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-8 (the “Registration Statement”).

The purpose of the Registration Statement is to register the offer and sale of up to 15,742,287 common shares of the Company, no par value (the “Shares”) which are reserved for issuance pursuant to the following:

(a)
the exercise of stock options (the “Options”) and share appreciation rights (the “SARs”) granted or to be  granted under or otherwise governed by The Descartes Systems Group Inc. Stock Option Plan, amended and restated as of May 26, 2016 (the “Option Plan”); and

(b)
the settlement of performance share units (the “PSUs”) and restricted share units (the “RSUs”) under or otherwise governed by the Company’s Performance and Restricted Share Unit Plan, amended and restated as of June 1, 2017 (the “PRSU Plan”).

For the purposes of this opinion, we have reviewed such corporate records of the Company and other documents as we have deemed necessary or desirable to give the opinion expressed below.

We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof, and the completeness and accuracy of the corporate records in our possession as of the date hereof.

Based upon and subject to the foregoing, and provided that all necessary corporate action has been taken by the Company to authorize the issuance of the Options, SARs, PSUs and RSUs, we are of the opinion that (1) upon the due exercise of the Options and the SARs granted pursuant to and in accordance with the Option Plan and any applicable Option Agreement (as defined in the Option Plan); and (2) upon the settlement of PSUs and RSUs in accordance with their terms, the PRSU Plan and any applicable Grant Agreement (as defined in the PRSU Plan), the Shares underlying the Options, SARs, PSUs and RSUs will be validly issued, fully paid and non-assessable common shares in the capital of the Company.

The opinion expressed in this letter is subject to the following exceptions and qualifications:

(a)	we do not express any opinion with respect to the laws of any jurisdiction other than the laws of Canada specifically applicable therein; and

(b)	our opinion is based on legislation and regulations in effect on the date hereof.

Consent is hereby given to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP